PowerCompute Miner Refresh Expected to Deliver Nearly 39% More Hashrate Per Machine Replaced

August 2026 BTC Balance of 323 Bitcoin Valued at $27.8 Million

1,000 new Bitmain XP miners to be installed September 2026 and 940 additional miners ordered for October with existing cash reserves

TAMPA, FL, September 23, 2026 — PowerCompute, Inc. (Nasdaq: PWCM) (“PowerCompute” or the “Company”), a Bitcoin treasury and mining company expanding into high-performance computing (“HPC”) and artificial intelligence (“AI”) infrastructure, today announced progress on its fleet efficiency upgrade program.

Oklahoma Upgrade Completed. The Company anticipates it will install 1,000 additional Bitmain Antminer S19 XP miners at its Oklahoma facility by September 30, 2026. The units to be installed are averaging 132 terahash per second (TH/s). The new miners will replace S19J Pro units rated at 100 TH/s or below. The Company is moving those existing S19J Pro units to its Mississippi facility, where they will replace S19 units averaging 95 TH/s. Once that redeployment is complete, the Company expects a total hashrate of approximately 822 petahash per second (PH/s), up approximately 6.6% from 771 PH/s as of June 30, 2026.

Additional Order. On September 22, 2026, the Company ordered 940 additional S19 XP miners to replace S19 units averaging 95 TH/s located in Mississippi. The Company expects delivery and installation in October 2026. Assuming these units perform in line with those already installed, the Company expects total hashrate of approximately 862 PH/s once they are online, a cumulative increase of approximately 11.8% over June 30, 2026.

More Hashrate on the Same Power. Each new unit ultimately relaces a machine producing 95 TH/s with a machine averaging 132 TH/s, an increase of nearly 39% per machine. The new units draw comparable power to the machines they replace and are more efficient, at approximately 21.5 joules per terahash for the new units compared with approximately 34 for the retired units. The Company's power infrastructure and power cost on a per-unit basis is not expected to change, so the added hashrate translates directly into more Bitcoin mined and more revenue from the same amount of electricity. Across the 1,000 units to be installed in September and the 940 on order, the Company estimates incremental revenue capacity of approximately $1.2 million per year from the new machines to be installed based on a hashprice of $40.00 per PH/s per day as of September 21, 2026, before curtailment and downtime.

Funding.The Company's total cost for the 1,000 units acquired in September and the 940 units on order is approximately $400,000. The Company has funded and expects to fund these purchases from cash on hand and its Bitcoin holdings.

What Comes Next. Beyond the refresh, the Company has up to 3 megawatts of additional energized capacity in Mississippi available for expansion, which would require additional infrastructure and capital.

"We anticipate that every machine we replace will give us nearly 39% more hashrate on the same power," said Bruce M. Rodgers, Chairman, Chief Executive Officer and President of PowerCompute. "That means more Bitcoin and more revenue from electricity we already own, and we are paying for it from our own resources. We also have up to 3 megawatts of energized capacity in Mississippi to expand into either AI or BTC mining."

Bitcoin Treasury. As of August 31, 2026, the Company held 323 Bitcoin, valued at approximately $27.8 million based on a Bitcoin price of approximately $86,000 as of September 21, 2026.

About PowerCompute

PowerCompute, Inc. (Nasdaq: PWCM) is a Bitcoin treasury and mining company expanding into high-performance computing and artificial intelligence infrastructure. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of wholly-owned power infrastructure across facilities in Oklahoma and Mississippi. The Company also operates a technology-enabled specialty finance business providing funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.power-compute.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the volatility of Bitcoin and other cryptocurrency prices, risks related to the use of Bitcoin as collateral for the Arch Facility, including the requirement to post additional collateral if the value of Bitcoin declines, our ability to satisfy the terms and conditions of the Arch Facility or to extend such loans on satisfactory terms, our ability to successfully enter and operate in the high-performance computing and AI infrastructure business, the availability and cost of GPU and related infrastructure equipment, the timely delivery, installation and energization of newly ordered mining equipment and our ability to realize anticipated increases in hashrate, competition in the HPC and AI compute market, our ability to finance our site acquisitions and cryptocurrency mining operations, the risks of operating in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, and our ability to identify and acquire additional mining sites. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Investor and Media Contact

KCSA Strategic Communications

Philip Carlson

pwcm@kcsa.com

212-896-1233